UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 25, 2008

Trubion Pharmaceuticals, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33054	52-2385898
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2401 4th Avenue, Suite 1050, Seattle, Washington		98121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(206) 838-0500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 25, 2008, Trubion Pharmaceuticals, Inc. ("Trubion") entered into a Loan and Security Agreement (the "SVB Loan Agreement") with Silicon Valley Bank ("SVB") under which Trubion received a $10 million term loan. The term loan bears interest at a fixed per annum rate of five and three quarters percent (5.75%). Principal is payable monthly, with a final maturity of July 1, 2013, unless prepaid. As collateral for the SVB loan and pursuant to the terms of the SVB Loan Agreement, Trubion has granted SVB a security interest in substantially all of its property other than intellectual property as well as certain equipment and property that is subject to a lien as permitted by SVB. Trubion has used the term loan to prepay a term loan outstanding in the principal amount of $8,333,333 under Trubion’s existing Loan and Security Agreement, as amended by that First Amendment to Loan and Security Agreement, dated July 24, 2007 (the "Comerica Loan Agreement") with Comerica Bank ("Comerica"), and Trubion has terminated the Comerica Loan Agreement. Trubion also terminated its related interest rate swap agreement with Comerica and incurred a $164,500 fee in connection with the termination

The SVB Loan Agreement contains customary restrictions on Trubion, including limitations on its ability to: (i) dispose or transfer all or any part of its businesses or properties, other than transfers done in the ordinary course of business; (ii) incur additional indebtedness; (iii) incur liens; (iv) pay dividends or repurchase capital stock; and (v) make investments. The SVB Loan Agreement also contains customary affirmative covenants of Trubion requiring, among other things, that it maintain all of its operating accounts with SVB, as well as financial covenants that require that Trubion maintain a ratio of "Liquidity" (defined as cash, cash equivalents, marketable securities and, following a collateral audit, accounts receivable) to obligations under the SVB Loan Agreement of 1.5 to 1.0, and maintain at least three months of "Remaining Months Liquidity" (defined as Liquidity divided by monthly "Net Cash Loss" (net income, plus amortization and depreciation, minus any decrease (or plus any increase) in deferred revenue, and minus non-financed capital expenditures).

The SVB Loan Agreement contains customary events of default that include, among other things, non-payment of principal or interest, violations of covenants, an occurrence of a material adverse change, attachments, levies or restraints on Trubion’s funds or assets, insolvency, judgments, inaccuracy of representations or warranties and cross defaults to certain other indebtedness. The occurrence of an event of default could, among other things, result in the acceleration of the obligations under the SVB Loan Agreement.

The foregoing description of the SVB Loan Agreement does not purport to be complete and is qualified in its entirety by the provisions of the SVB Loan Agreement, which is filed as an exhibit to this Form 8-K. The information reported under Items 1.02 and 2.03 with respect to the SVB Loan Agreement and the Comerica Loan Agreement is incorporated into this Item 1.01 by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On July 25, 2008, in connection with the SVB Loan Agreement, Trubion prepaid a term loan outstanding under the Comerica Loan Agreement and terminated the Comerica Loan Agreement and related interest rate swap agreement. The Comerica Loan Agreement provided for an equipment line of credit up to $10 million. As of July 24, 2008, the principal amount of Trubion’s outstanding term loan under the Comerica Loan Agreement was $8,333,333.

The information reported under Items 1.01 and 2.03 with respect to the SVB Loan Agreement and the Comerica Loan Agreement is incorporated into this Item 1.02 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 25, 2008, Trubion incurred an aggregate principal amount of $10 million of indebtedness for a term loan under the SVB Loan Agreement. Such indebtedness was used to, among other things, prepay all amounts outstanding and owed, as of July 24, 2008, to Comerica under the Comerica Loan Agreement.

The information reported under Items 1.01 and 1.02 with respect to the SVB Loan Agreement and the Comerica Loan Agreement is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number
Description of Exhibit

99.1 Loan and Security Agreement dated as of July 25, 2008 between Trubion Pharmaceuticals, Inc. and Silicon Valley Bank

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trubion Pharmaceuticals, Inc.

July 28, 2008	By:	Michelle G. Burris

Name: Michelle G. Burris
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Loan and Security Agreement dated as of July 25, 2008 between Trubion Pharmaceuticals, Inc. and Silicon Valley Bank